                               AMENDMENT NO. 1
                                    to the
                             AMENDED AND RESTATED
                        INVESTMENT ADVISORY AGREEMENT

      AMENDMENT No. 1, made the 10th day of April 2007, to the Amended and
Restated Investment Advisory Agreement, dated January 1, 2005 (the
"Agreement"), by and between Oppenheimer Variable Account Funds (the "Trust")
and OppenheimerFunds, Inc. ("OFI"), with respect to the Oppenheimer Core Bond
Fund/VA (the "Fund").

      WHEREAS, the Trust is an open-end, diversified management investment company registered as such with the Securities and Exchange Commission  (the
"Commission") pursuant to the Investment Company Act of 1940, and OFI is an
investment adviser registered as such with the Commission under the
Investment Advisers Act of 1940;

      WHEREAS, the Fund is a series of the Trust having a separate portfolio, investment policies and investment restrictions;

      WHEREAS,  the Trust, on behalf of the Fund, and OFI have agreed to amend the management fee schedule in Section 5 ("Compensation of OFI") of the
Agreement.

      NOW, THEREFORE, effective May 1, 2007, Section 5 ("Compensation of
OFI") of the Agreement is deleted and replaced in its entirety by the following:

            5.    Compensation of OFI.

            The  Trust,  on  behalf  of the  Fund,  agrees  to pay OFI and OFI agrees to accept as full  compensation  for the performance of all functions  and duties on its part to be performed  pursuant to the provisions  hereof,  a fee  computed  on the  aggregate  net asset value  of the  Fund  as of the  close  of  each  business  day and payable monthly at the following  annual rate:  0.60% of the first
            $1 billion of net assets, and 0.50% of net assets over $1 billion.

                                    Oppenheimer Variable Account Funds
                                    for Oppenheimer Core Bond Fund/VA

                              By:   /s/ Robert G. Zack
                                    Robert G. Zack
                                    Secretary

                                    OppenheimerFunds, Inc.

                              By:   /s/ John V. Murphy
                                    John V. Murphy
                                    Chairman & Chief Executive Officer